Exhibit 99.1

Contact:	Alliance Data
Julie Prozeller, Investors/Analysts Financial Dynamics 212-850-5721 alliancedata@fd.com

Shelley Whiddon, Media Alliance Data 972-348-4310 Shelley.Whiddon@AllianceData.com

ALLIANCE DATA REPORTS SECOND-QUARTER RESULTS

* Reiterates Full-Year Cash Earnings per Share Guidance of $5.15, up 17 percent from Prior

Year

* Epsilon Marketing Services Returns to Growth

Dallas, TX, July 22, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the second quarter ended June 30, 2009.

Total second-quarter 2009 revenue of $460 million, adjusted EBITDA of $125 million, net income of $29.4 million, net income per diluted share of $0.51 and cash earnings per diluted share of $0.95 represented declines of 9 percent, 23 percent, 37 percent, 15 percent, and 9 percent, respectively, versus the second quarter of 2008. See “Financial Measures” below for a discussion of adjusted EBITDA, cash earnings per diluted share and other non-GAAP financial measures.

Excluding changes in the foreign exchange rate for the Canadian dollar, revenue would have been $486 million, representing a 4-percent decline; adjusted EBITDA would have been $149 million, representing an 8-percent decline; and cash earnings per diluted share would have increased 16 percent to $1.21, compared to the second quarter of 2008 in each case.

The Company’s previously issued second-quarter guidance for cash earnings per diluted share of $1.05 assumed an exchange rate of $0.80 US per Canadian dollar. Actual results reflect a significantly stronger Canadian dollar, which averaged $0.86 US per Canadian dollar for the quarter. The higher Canadian dollar benefited Canadian operations by approximately $3 million, but resulted in a $16 million foreign exchange loss on its U.S. dollar denominated investments. Thus, against guidance, results were impacted by a net $13 million foreign exchange loss, or $0.14 on a cash earnings per diluted share basis. Had the Canadian dollar tracked to the Company’s guidance of an exchange rate of $0.80 US per Canadian dollar, cash earnings per diluted share would have been $1.09, or $0.04 above guidance.

Alliance Data Systems Corporation

July 22, 2009

The $0.14 incremental foreign exchange loss is not expected to impact the Company’s ability to achieve its full-year guidance. It is expected that a stronger Canadian dollar will continue to benefit operations in the third and fourth quarters and mitigate the impact of the second-quarter loss.

In summary, in 2009 versus the prior year, the Company is facing three major headwinds: higher loss rates amounting to $90 million; interest only strip grow-over of $30 million related to the Company’s securitization program; and an impact of $40 million due to foreign exchange rate fluctuations. In total, these headwinds equate to $160 million, or approximately $1.75 of a negative impact to cash earnings per diluted share. The Company expects the first half of the year to be the most challenging.

Ed Heffernan, president and chief executive officer of Alliance Data, commented, “Despite these significant headwinds that we faced this quarter and a challenging first half of the year, we saw positive trends in all of our businesses this quarter.

“We announced sizeable client wins, expansions and/or renewals across all three businesses and also successfully completed several capital raising transactions for securing additional liquidity for both corporate operations and Private Label funding.”

Heffernan continued, “Our Loyalty Services segment, specifically the Canadian AIR MILES® Reward Miles program, continued its strong performance. This quarter Epsilon has returned to solid organic growth, and our Private Label business is showing accelerated growth in sales, portfolio size, and statements, as well as lower funding costs and stabilizing delinquencies. Also, while the U.S. unemployment rate continues to increase above all initial estimates, we believe our strategy of continuing to grow our private label file through the addition of high-quality accounts while writing-off the less creditworthy accounts will serve as a stabilizing force against factors associated with higher macro unemployment.

“Combined, these positive factors are helping to mitigate many of the headwinds. With our plans to acquire additional private label files and continue with our highly accretive common stock repurchase program, we remain confident with meeting our full-year cash earnings per diluted share guidance. Looking ahead, 2010 is shaping up nicely as all three businesses are well positioned for growth, which along with a significantly lower share count and much of the headwinds behind us, should drive strong results and even more significant free cash flow per share.”

SEGMENT REVIEW

Loyalty Services: On a constant currency basis, revenue was relatively flat as compared to the prior year period ($193 million for the second quarter of 2009 versus $200 million in the prior year) reflecting a slowdown in collectors redeeming their AIR MILES reward miles and lower

Alliance Data Systems Corporation

July 22, 2009

revenue from other products. U.S. dollar reported segment revenue was $167 million, or a 16 percent decline. This suggests that collectors are “hoarding” reward miles and viewing them as a liquidity source to be tapped as needed until the recession recedes.

On a constant currency basis, adjusted EBITDA continued at a strong pace, growing 17 percent to $62 million versus $53 million last year. Results continue to be driven by prior years’ strong issuance growth combined with firm pricing, virtually 100 percent client retention, a fully built-out infrastructure and strong leverage on reward costs. The slowdown in redemptions softened revenue but had little impact on earnings. Adjusted EBITDA margin expanded to 32 percent, reflecting continued leverage in the program and the impact of the reduced low-margin redemption and other product revenue. Operating EBITDA added $31 million of cash flow above the reported adjusted EBITDA, reflecting primarily the timing of cash receipts/disbursements.

Reward miles issued, a key metric to drive future earnings, as expected remained soft but is trending in the right direction. Issuance was down less than 2 percent in the second quarter versus the prior year period, reflecting a moderate improvement from the first quarter’s decline of 4 percent. Soft issuance can be attributed to less usage on sponsors’ credit card programs as consumers cut back on discretionary spend and the continued grow-over from high gas prices last year, which drove strong issuance.

Outlook: On a constant currency basis, full-year revenue is expected to increase in the single-digits reflecting the slowdown in reward miles redeemed, while adjusted EBITDA is expected to continue with strong double-digit organic growth for the year. Operating EBITDA is back on track and is expected to add approximately $40 million of cash flow to reported results for the year.

Reward miles issued growth is expected to turn positive in the third quarter and exit the year in the high single-digit growth range. The grow-over impact from issuances from high gas prices will anniversary in the third quarter and the fourth quarter, as will the softness in consumer spend on sponsors’ credit cards in the fourth quarter. The combined impact of these anniversaries is expected to return reward miles issued to positive growth rates. As announced last week, the launch of BMO Bank of Montreal’s new and increased value proposition on the bulk of its credit cards is expected to be a significant driver in additional issuance growth.

Finally, the headwind from a weaker Canadian dollar this year ($0.85 full-year 2009 estimate versus $0.94 in 2008) will continue to dissipate and finally anniversary in the fourth quarter. This impact from the lower exchange rate and foreign exchange losses on U.S. investments will hit 2009 for approximately $40 million in adjusted EBITDA (over $0.40 per share). Fortunately, two-thirds have been absorbed through the first half of 2009 and the full anniversary will occur in the fourth quarter leading to a strong start in 2010.

Epsilon Marketing Services: Epsilon returned to growth in the second quarter after two quarters of flat performance. Revenue grew 7 percent to $123 million, and adjusted EBITDA grew by 15 percent to $30 million versus the second quarter of last year. The segment’s largest service offerings, including database and digital marketing solutions, continued to drive the results, and

Alliance Data Systems Corporation

July 22, 2009

Epsilon’s large database clients maintained or expanded their significant commitments to their loyalty programs. Additionally, Epsilon signed a record number of new digital clients in the first half of the year as marketing dollars continued to shift away from traditional spending verticals and into Epsilon’s highly targeted ROI-based universe. The remaining one-third of Epsilon’s business, consisting of proprietary data services including the Abacus catalog coalition, turned in a flat performance versus prior year. The Company views this as a positive trend that will lead to future growth.

Outlook: Epsilon’s return to solid growth is consistent with the Company’s previous guidance of approximately 7 percent top and bottom line organic growth for the full year. Despite tremendous cutbacks in marketing spend across the globe, the ongoing migration away from traditional channels and toward Epsilon’s transactional and digital based offerings continues. The pipeline at Epsilon is the strongest in the history of the business, resulting from both signed deals and deals in progress.

Private Label Services and Private Label Credit: The financial performance for Private Label Services and Private Label Credit continued to negatively affect the Company’s overall performance. For the second quarter of 2009, Private Label Services revenue and adjusted EBITDA were down 10 percent and 18 percent, respectively, versus the prior year. Private Label Credit revenue and adjusted EBITDA were down 17 percent and 39 percent, respectively, versus the prior year. On a combined basis, eliminating intercompany activity between the two, Private Label revenue of $159 million was down 16 percent from the second quarter 2008, and adjusted EBITDA of $63 million was down 33 percent, or $30 million, from the second quarter 2008. Despite this performance, new client signings and a return to positive trends, specifically credit sales, portfolio growth, funding and delinquencies, were seen. Recent signings from both Justice and Big M, Inc. following the first-quarter signings of HSN, Haband and Springstone Financial continue to demonstrate that private label programs provide retailers with a proven tool to drive their sales.

Credit losses increased to 9.8 percent during the quarter, reflecting both the expected seasonal upturn in losses as well as the more challenging macro environment for the Company’s retail clients. Losses were up approximately 300 basis points versus the prior year, which resulted in a decrease of approximately $30 million on revenue and adjusted EBITDA for the quarter. The loss rate is running approximately 50 basis points above the unemployment rate, somewhat better than the expected spread, but offset by higher than expected unemployment levels. Delinquencies remained stable at 6.2 percent for the quarter. This marks the fourth consecutive quarter of stable delinquencies.

Credit sales growth continued to accelerate and grew 6 percent in the second quarter versus last year, double the 3 percent growth rate in the first quarter. This positive trend follows last year where sales were down 3 percent for the entire year. Portfolio growth continued to grow solidly and posted a 10 percent growth rate in the quarter, consistent with the Company’s long-term average. Funding rates for the second quarter declined versus the prior year and benefited from the return of liquidity to the markets. Specifically, spreads on borrowings narrowed, and the Company placed $709 million in term fixed-rate borrowings and completed the renewal of a $550 million conduit facility, securing liquidity at favorable rates and ensuring additional available funding for both existing and new private label programs.

Alliance Data Systems Corporation

July 22, 2009

Statements generated for the second quarter grew approximately 2 percent versus the prior year, which is another positive growth trend following the first quarter’s flat year-over-year performance.

Outlook: Improved performance is expected to accelerate from a combination of the positive trends outlined above, anticipated file acquisitions, and the diminishing spread in year-over-year credit losses. The Company expects adjusted EBITDA for the fourth quarter to be flat versus the prior year.

Of interest is the lessening of the spread between credit losses and the unemployment rate. Historically, credit losses run approximately 100-120 basis points above the unemployment rate. However, during the first quarter of 2009, the spread narrowed to approximately 70 basis points while in the second quarter it narrowed to approximately 50 basis points as a result of adding high-quality accounts and writing-off accounts that are no longer creditworthy. The Company expects this compression to continue. Additionally, this trend further supports the Company’s belief that private label will move from a deficit to a flat position by the fourth quarter and return to positive growth in 2010.

CAPITAL STRUCTURE AND LIQUIDITY

During the second quarter, the Company completed a $345 million convertible debt deal as well as a new $161 million bank facility. Over half the proceeds were used to pay off $250 million in private placement notes, which matured in May 2009. Much of the remaining proceeds were used to repurchase stock. The current net core debt to LTM Operating EBITDA ratio is 2.4x, well inside the Company’s targeted level of 3x.

The Company also continued its stock repurchase program in the second quarter with more than $225 million in funds utilized, covering over 5 million shares. To date, the Company has completed $1.4 billion of its $1.8 billion program and has repurchased approximately 27 million shares, or one-third of fully-diluted shares outstanding when the program began.

At the corporate level, the Company has approximately $600 million in available liquidity to support operations. It consists of approximately $300 million of availability on existing bank loan facilities, approximately $100 million in cash on hand and an anticipated $200 million in cash flow from operations through year-end.

In addition to corporate liquidity, the Private Label business has secured approximately $5.5 billion of available funding via numerous sources, primarily consisting of FDIC insured CDs, bank conduits, existing term debt and new term debt via the TALF program. This provides $1.3 billion of excess capacity based on the current managed receivable portfolio size of $4.2 billion.

Alliance Data Systems Corporation

July 22, 2009

THIRD-QUARTER OUTLOOK

The Company’s current guidance for third quarter cash earnings per diluted share is $1.34, up 10 percent over the prior year. The guidance uses the second-quarter cash earnings per diluted share of $0.95 as a starting point and adds the following factors: Epsilon seasonality $0.10; Private Label seasonality $0.10; the impact of the stock repurchase program $0.05; and non-recurrence of the second-quarter foreign exchange loss of $0.14. The exchange rate assumed for this guidance is $0.87 US to $1 CDN. On a constant currency basis, cash earnings per diluted share guidance is $1.40, up 15 percent over the third quarter of 2008.

FULL-YEAR 2009 OUTLOOK

The Company is maintaining full-year guidance of $5.15 cash earnings per diluted share, an increase of 17 percent versus the prior year. On a constant currency basis, cash earnings per diluted share guidance is $5.55, up 25 percent versus the prior year. Key factors assumed in meeting guidance for the full-year include: foreign exchange averages $0.87 US to $1 CDN for the balance of 2009; LoyaltyOne, Epsilon and Private Label businesses continue as expected and outlined; moderate size portfolio acquisition; and accretion from the Company’s common stock repurchase program.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. Constant currency eliminates the effect of foreign currency fluctuations. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the terminated merger with affiliates of The Blackstone Group and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on July 22, 2009 at 5:00 p.m. (Eastern) to discuss the Company’s second-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

Alliance Data Systems Corporation

July 22, 2009

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “18453283”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on July 29, 2009.

About Alliance Data

Alliance Data (NYSE: ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data. Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those

Alliance Data Systems Corporation

July 22, 2009

contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

July 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
Revenue	$460.4	$507.2	(9)%	$940.7	$1,006.5	(7)%

Net income	$29.4	$46.9	(37)%	$57.3	$96.3	(40)%

Net income per share – diluted	$0.51	$0.60	(15)%	$0.96	$1.21	(21)%

Adjusted EBITDA	$124.7	$161.9	(23)%	$276.7	$326.4	(15)%

Operating EBITDA	$156.0	$169.3	(8)%	$294.8	$344.5	(14)%

Cash Earnings	$55.1	$81.7	(33)%	$128.6	$162.5	(21)%

Cash Earnings per share – diluted	$0.95	$1.04	(9)%	$2.15	$2.04	5%

	As of June 30, 2009	As of December 31, 2008
Cash and cash equivalents	$118.4	$156.9

Seller’s interest and credit card receivables	691.3	639.6

Redemption settlement assets	524.7	531.6

Intangible assets, net	273.3	297.8

Goodwill	1,145.2	1,133.8

Total assets	4,369.4	4,342.0

Deferred revenue	1,028.4	995.6

Certificates of deposit	797.8	688.9

Debt(1)	1,732.6	1,491.3

Total liabilities	4,110.5	3,794.7

Stockholders’ equity	258.9	547.3

(1)

Excludes certificates of deposit. Included in debt is a discount of $329.5 million and $235.9 million as of June 30, 2009 and December 31, 2008, respectively, associated with the Company’s convertible debt as a result of the adoption of FSP APB 14-1 – “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”.

Alliance Data Systems Corporation

July 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
Segment Revenue:

Loyalty Services	$167.4	$200.0	(16)%	$328.0	$371.8	(12)%

Epsilon Marketing Services	123.0	115.4	7	240.6	230.8	4

Private Label Services	85.8	95.8	(10)	184.2	190.4	(3)

Private Label Credit	156.2	187.6	(17)	342.7	396.7	(14)

Corporate/Other	10.7	1.6	Nm	23.1	2.1	Nm

Intersegment	(82.7)	(93.2)	(11)	(177.9)	(185.3)	(4)

	$460.4	$507.2	(9)%	$940.7	$1,006.5	(7)%

Segment Adjusted EBITDA:

Loyalty Services	$38.4	$53.5	(28)%	$93.3	$94.2	(1)%

Epsilon Marketing Services	30.4	26.4	15	52.5	50.0	5

Private Label Services	24.6	29.9	(18)	54.5	56.9	(4)

Private Label Credit	38.5	63.6	(39)	96.4	150.7	(36)

Corporate/Other	(7.2)	(11.5)	(37)	(20.0)	(25.4)	(21)

	$124.7	$161.9	(23)%	$276.7	$326.4	(15)%

Key Performance Indicators:

Private label statements generated	31.3	30.8	2%	63.3	62.6	1%

Average managed receivables	$4,207.7	$3,831.4	10%	$4,243.5	$3,869.1	10%

Private label credit sales	$1,976.9	$1,863.8	6%	$3,553.1	$3,401.9	4%

AIR MILES Reward Miles issued	1,122.6	1,139.9	(2)%	2,108.8	2,162.9	(3)%

AIR MILES Reward Miles redeemed	757.0	786.3	(4)%	1,554.0	1,487.9	4%

Nm-Not Meaningful

Alliance Data Systems Corporation

July 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total revenue	$460.4	$507.2	$940.7	$1,006.5

Total operating expenses	377.7	393.1	756.2	773.8

Operating income	82.7	114.1	184.5	232.7

Interest expense, net	34.6	13.9	66.2	31.0

Income from continuing operations before income taxes	48.1	100.2	118.3	201.7

Income tax expense	18.7	38.3	45.9	77.0

Income from continuing operations	29.4	61.9	72.4	124.7

Loss from discontinued operations, net of taxes	—	(15.0)	(15.1)	(28.4)

Net income	$29.4	$46.9	$57.3	$96.3

Per share data:

Basic – Income from continuing operations	$0.52	$0.81	$1.23	$1.61

Basic – Loss from discontinued operations	—	(0.20)	(0.26)	(0.37)

Basic – Net income	$0.52	$0.61	$0.97	$1.24

Diluted – Income from continuing operations	$0.51	$0.79	$1.21	$1.57

Diluted – Loss from discontinued operations	—	(0.19)	(0.25)	(0.36)

Diluted – Net income	$0.51	$0.60	$0.96	$1.21

Weighted average shares outstanding – basic	56.9	76.6	59.0	77.5

Weighted average shares outstanding – diluted	57.8	78.6	59.7	79.5

Alliance Data Systems Corporation

July 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June, 30
	2009	2008	2009	2008
Adjusted EBITDA and Operating EBITDA:

Income from continuing operations (GAAP measure)	$29.4	$61.9	$72.4	$124.7

Stock compensation expense	10.7	7.7	28.7	14.0

Income tax expense	18.7	38.3	45.9	77.0

Interest expense, net	34.6	13.9	66.2	31.0

Depreciation and other amortization	15.3	17.6	30.4	35.3

Amortization of purchased intangibles	15.9	16.8	30.1	34.0

Loss on sale of assets	—	—	—	1.0

Merger and other costs	0.1	5.7	3.0	9.4

Adjusted EBITDA	124.7	161.9	276.7	326.4

Change in deferred revenue(1)	82.3	373.2	32.8	351.0

Change in redemption settlement assets(1)	(10.4)	(365.6)	6.9	(356.0)

Foreign currency impact	(40.6)	(0.2)	(21.6)	23.1

Operating EBITDA	$156.0	$169.3	$294.8	$344.5

Cash Earnings:

Income from continuing operations (GAAP measure)	$29.4	$61.9	$72.4	$124.7

Add back non-cash non-operating items and merger and other costs:

Stock compensation expense	10.7	7.7	28.7	14.0

Amortization of purchased intangibles	15.9	16.8	30.1	34.0

Non-cash interest expense(2)	14.0	—	26.1	—

Loss on the sale of assets	—	—	—	1.0

Merger and other costs	0.1	5.7	3.0	9.4

Income tax effect (3)	(15.0)	(10.4)	(31.7)	(20.6)

Cash earnings	$55.1	$81.7	$128.6	$162.5

Weighted average shares outstanding – diluted	57.8	78.6	59.7	79.5

Cash earnings per share – diluted	$0.95	$1.04	$2.15	$2.04

(1)	Increases to deferred revenue and redemption settlement assets in 2008 from a transaction completed with the Bank of Montreal in the second quarter of 2008.
(2)	Represents amortization of imputed interest expense associated with our convertible debt and the adoption of FSP APB No. 14-1 and related amortization of debt issuance costs.
(3)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

July 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three months ended June 30, 2009
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$31.1	$5.0	$2.3	$—	$38.4
Epsilon Marketing Services	10.7	17.8	1.9	—	30.4
Private Label Services	20.9	2.3	1.4	—	24.6
Private Label Credit	34.8	3.4	0.3	—	38.5
Corporate/Other	(14.8)	2.7	4.8	0.1	(7.2)

	$82.7	$31.2	$10.7	$0.1	$124.7

	Three months ended June 30, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$42.3	$8.2	$3.0	$—	$53.5
Epsilon Marketing Services	4.2	18.9	0.7	2.6	26.4
Private Label Services	25.9	2.2	1.2	0.6	29.9
Private Label Credit	60.4	2.8	0.4	—	63.6
Corporate/Other	(18.7)	2.3	2.4	2.5	(11.5)

	$114.1	$34.4	$7.7	$5.7	$161.9

	Six Months ended June 30, 2009
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$77.0	$10.0	$6.3	$—	$93.3
Epsilon Marketing Services	13.5	33.8	5.2	—	52.5
Private Label Services	46.2	4.6	3.7	—	54.5
Private Label Credit	88.3	7.1	1.0	—	96.4
Corporate/Other	(40.5)	5.0	12.5	3.0	(20.0)

	$184.5	$60.5	$28.7	$3.0	$276.7

	Six Months ended June 30, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$73.2	$16.6	$4.4	$—	$94.2
Epsilon Marketing Services	7.8	38.1	1.5	2.6	50.0
Private Label Services	48.9	4.5	2.0	1.5	56.9
Private Label Credit	144.3	5.6	0.8	—	150.7
Corporate/Other	(41.5)	4.5	5.3	6.3	(25.4)

	$232.7	$69.3	$14.0	$10.4	$326.4

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.

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